Contact: Jill Swartz, 714.667.8252, ext. 251

jill.swartz@grubb-ellis.com

Grubb & Ellis Healthcare REIT Acquires

Highlands Ranch Healthcare Plaza in Highlands Ranch, Colorado

Santa Ana, California (December 27, 2007) — Grubb & Ellis Healthcare REIT, Inc. has acquired Highlands Ranch Healthcare Plaza in the Denver suburb of Highlands Ranch, Colorado. The acquisition closed on December 19, 2007.

Highlands Ranch Healthcare Plaza consists of two adjacent medical office buildings totaling approximately 80,000 square feet of gross leasable area. Built in 1983 and 1985 on nearly seven acres, the three-story buildings house a diverse and comprehensive mix of medical services, including family practice, dermatology, plastic surgery, orthodontics, onsite lab and diagnostic testing stations, an after-hours urgent care center, and a pharmacy.

Highlands Ranch Healthcare Plaza offers ample parking with 335 parking spaces, resulting in a parking ratio of 4.2 spaces per 1000 square feet. The property is currently 82 percent occupied by numerous tenants, including Littleton Pediatric Center, Family & Occupational Medicine and Vision Care Specialists, P.C.

Highlands Ranch Healthcare Plaza is located less than one mile from the 231-bed Littleton Adventist Hospital and less than 10 miles from the 156-bed SkyRidge Medical Center. Littleton Adventist Hospital recently completed a $36 million expansion that added two floors to its south tower.

Highlands Ranch is a 22,000-acre master-planned community in Douglas County, approximately 12 miles south of Denver, Colorado. In 2005, the community was ranked by Robert Charles Lesser & Co, a leading independent real estate advisory firm, as one of the top 10 master-planned communities in the country.

Grubb & Ellis Healthcare REIT purchased the property from BRCP Highlands Ranch, LLC, an unaffiliated third party, which was represented by Geoff Baukol of CBRE.  Financing was provided by Wachovia Bank, National Association, LaSalle Bank National Association and KeyBank National Association.

As of December 14, 2007, Grubb & Ellis Healthcare REIT has sold approximately 20.4 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for more than $203 million through its initial public offering, which began in the third quarter of 2006.

Grubb & Ellis Healthcare REIT offers a monthly distribution of 7.25 percent per annum and has made 17 other geographically-diverse acquisitions valued in excess of $355 million.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Healthcare REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that offer individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges, public non-traded real estate investment trusts (REITs) and real estate investment funds. As of September 30, 2007, nearly $3 billion in investor equity has been raised for these investment programs. Grubb & Ellis and its subsidiaries currently manage a growing portfolio of more than 214 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.